UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2014

DORAL FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Puerto Rico	001-31579	66-0312162
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1451 Franklin D. Roosevelt Avenue, San Juan, Puerto Rico	00920-2717
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (787) 474-6700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

As previously disclosed, Doral Financial Corporation (the “Company”) and certain of its subsidiaries (collectively with the Company, “Doral”) have filed a lawsuit against the Commonwealth of Puerto Rico (the “Commonwealth”), the Puerto Rico Department of the Treasury (the “Treasury Department”) and the Secretary of the Treasury Department, Hon. Melba Acosta Febo, in her official capacity, as defendants, in the Court of First Instance of Puerto Rico (the “Court of First Instance”) seeking to enforce the Closing Agreement dated March 26, 2012 between Doral and the Treasury Department (the “Closing Agreement”) and to collect the $229 million owed to Doral under the Closing Agreement.

There have been a number of decisions relating to this case, as previously described by the Company in several Current Reports on Form 8-K filed with the Securities and Exchange Commission (the “SEC”). Most recently, on July 23, 2014, the Court of First Instance set the evidentiary hearing to occur on July 30 and 31, 2014. In response to this order by the Court of First Instance, the Commonwealth filed a writ of certiorari to the Puerto Rico Court of Appeals (the “Court of Appeals”) requesting that the trial be stayed until the parties were allowed more time to conduct discovery and suggesting a date that would have set the evidentiary hearing for the end of August 2014. The Commonwealth alleged that if unable to conduct discovery, the Commonwealth would be left without evidence to prove its case. Doral argued that the Commonwealth, as the party attacking the Closing Agreement, should have been ready for trial without the need for additional discovery and that the trial date should remain as scheduled. Doral also argued that the Supreme Court of Puerto Rico had, on three previous occasions, recognized the urgency of the matter, the important public interest involved and the need for an immediate resolution to the case.

On July 29, 2014, the Court of Appeals granted the writ of certiorari and ordered the Court of First Instance to set a new schedule that enables the parties to conduct discovery but simultaneously stays true to the urgent nature of the case. The Court of First Instance proceeded to set an expedited schedule for discovery to occur from July 30 to August 8, 2014, and set the pre-trial hearing for August 11, 2014 and the evidentiary hearing for August 12 and 13, 2014. The Court of First Instance also ruled that the Commonwealth will have the burden of establishing any alleged misrepresentation of a material fact by Doral with clear and convincing proof.

FORWARD-LOOKING STATEMENTS

This communication contains forward-looking statements within the meaning of, and subject to the protection of, the Private Securities Litigation Reform Act of 1995, as amended. In addition, the Company may make forward-looking statements in its other press releases, filings with the SEC or in other public or shareholder communications and its senior management may make forward-looking statements orally to analysts, investors, the media and others.

These forward-looking statements may relate to the Company’s financial condition, results of operations, plans, objectives, future performance and business, including, but not limited to, statements with respect to the adequacy of the allowance for loan and lease losses, delinquency trends, market risk and the impact of general economic conditions, interest rate changes, capital markets conditions, capital adequacy and liquidity, and the effect of legal or regulatory proceedings, tax legislation and tax rules, deferred tax assets and related reserves, the ability to collect the tax receivables due to the Company or its subsidiaries from Puerto Rico, compliance and regulatory matters and new accounting standards and guidance on the Company’s financial condition and results of operations. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, but instead represent the Company’s current expectations regarding future events. Such forward-looking statements may be generally identified by the use of words or phrases such as “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “believe,” “expect,” “predict,” “forecast,” “anticipate,” “plan,” “outlook,” “target,” “goal,” and similar expressions and future conditional verbs such as “would,” “should,” “could,” “might,” “can” or “may” or similar expressions.

The Company cautions readers not to place undue reliance on any of these forward-looking statements since they speak only as of the date made and represent the Company’s expectations of future conditions or results and are not guarantees of future performance. The Company does not undertake and specifically disclaims any obligations to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of those statements other than as required by law, including the requirements of applicable securities laws.

Forward-looking statements are, by their nature, subject to risks and uncertainties and changes in circumstances, many of which are beyond the Company’s control. Risk factors and uncertainties that could cause the Company’s actual results to differ materially from those described in forward-looking statements can be found in the Company’s Annual Report on Form 10-K, which was filed with the SEC on March 21, 2014 and is available on the Company’s website at www.doralbank.com, as updated from time to time with the Company’s periodic and other reports filed and to be filed with the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DORAL FINANCIAL CORPORATION

Date: July 30, 2014	By:	/s/ Enrique R. Ubarri
Enrique R. Ubarri
Executive Vice President and General Counsel